Filed Pursuant to Rule 424(b)(5)
Registration No. 333-290425
PROSPECTUS SUPPLEMENT
(To Prospectus Supplement dated December 12, 2025)
(To Prospectus Supplement dated October 20, 2025)
((To Prospectus Supplement dated October 10, 2025)
(To Prospectus and Prospectus Supplement dated September 30, 2025)

Up to $4,177,347
of Common Stock

This prospectus supplement (the "Prospectus Supplement") amends and supplements the prospectus supplement dated December 12, 2025, the prospectus supplement dated October 20, 2025, the prospectus supplement dated October 10, 2025, the prospectus supplement dated September 30, 2025 and the accompanying base prospectus dated September 30, 2025 filed with the Securities and exchange Commission as part of our registration statement on Form S-3 (collectively, the "ATM Prospectus"), relating to the offer and sale of shares of our Class A common stock, par value $0.00001 per share (“common stock” from time to time pursuant to the terms of the sales agreement dated September 19, 2025 (the "ATM Agreement") with A.G.P./Alliance Global Partners (the "Sales Agent"), acting as our sales agent or principal. This Prospectus Supplement should be read in conjunction with the ATM Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the ATM Prospectus. This Prospectus Supplement is not complete without and may only be delivered or utilized in connection with the ATM Prospectus, and any future amendments or supplements thereto.

We are subject to the offering limits in General Instruction I.B.6 of Form S-3. As of the date of this Prospectus Supplement, the aggregate market value of our common stock held by non-affiliates pursuant to General Instruction I.B.6 of Form S-3 is $64,868,408, which was calculated based on 3,842,710 shares of our outstanding common stock held by non-affiliates and a price of $16.88 per share, the closing price of our common stock on December 11, 2025, which is the highest closing sale price of our common stock on the Nasdaq Capital Market (“Nasdaq”) within the prior 60 days. As of the date of this Prospectus Supplement, we have sold an aggregate of $17,445,455 of shares of our common stock pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to, and including, the date of this Prospectus Supplement. As such, $4,177,347 is available to be sold pursuant to this Prospectus Supplement. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities in public primary offerings on Form S-3 with a value exceeding one-third of our public float (as defined by General Instruction I.B.6) in any twelve calendar month period so long as our public float remains below $75.0 million.

We are filing this Prospectus Supplement to amend the ATM Prospectus to update the maximum amount of shares that we are eligible to sell under General Instruction I.B.6. As a result of these limitations, we may offer and sell shares of our common stock having an aggregate offering price of up to $4,177,347 (which does not include the $17,445,455 of shares previously sold under the ATM Agreement) pursuant to this Prospectus Supplement in accordance with the terms of the ATM Agreement. However, in the event that our public float increases, we may sell additional securities in public primary offerings on Form S-3 with a value up to one-third of our public float, in each case calculated pursuant to General Instruction I.B.6 and subject to the terms of the Agreement. In the event that our public float increases above $75.0 million, we will no longer be subject to the limits in General Instruction I.B.6 of Form S-3. If our public float increases such that we may sell additional amounts under the ATM Agreement and the registration statement of which this Prospectus Supplement and the ATM Prospectus are a part, we will file another prospectus supplement prior to making additional sales.

Our common stock is listed on Nasdaq under the symbol “MNTS.” On February 6, 2026, the last reported sale price of our common stock on Nasdaq was $6.00 per share.

Investing in our common stock involves a high degree of risk. Before making an investment decision, please read the information under the heading “Risk Factors” beginning on page S-12 of the ATM Prospectus and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

A.G.P.

The date of this prospectus supplement is February 6, 2026